UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2025

VIPER ENERGY, INC.

(Exact name of registrant as specified in its charter)

DE	001-42807	39-2596878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 West Texas Ave.
Suite 100
Midland, TX		79701
(Address of principal executive offices)		(Zip Code)

(432) 221-7400

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $ 0.000001 Par Value	VNOM	The Nasdaq Stock Market LLC
(NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01. Other Events.

Viper Energy Partners LLC (“OpCo”), a consolidated subsidiary of Viper Energy, Inc. (“Viper”), entered into a unit purchase and sale agreement with an affiliate of Kimmeridge Energy Management Company, LLC (collectively, “Kimmeridge”) dated December 11, 2025, pursuant to which OpCo is repurchasing 1,000,000 units representing limited liability company membership interests in OpCo (“OpCo Units”) from Kimmeridge for an aggregate purchase price of $40,650,000, or $40.65 per OpCo Unit (the “Repurchase”), equivalent to the last Nasdaq closing price of Viper’s Class A Common Stock prior to the Repurchase. A corresponding number of shares of Viper’s Class B Common Stock owned by Kimmeridge will be cancelled.

The Repurchase is being effected pursuant to Viper’s existing $750 million repurchase program, which the Viper Board of Directors expanded to also include repurchases of OpCo Units and Class B Common Stock. The Repurchase was approved by the audit committee of Viper’s Board of Directors. In addition to the OpCo Units and shares of Class B Common Stock subject to the Repurchase, as of the filing of this Current Report on Form 8-K, Viper has repurchased a total of 1,402,749 shares of Class A Common Stock since September 30, 2025 for a total cost of $52.3 million, leaving approximately $240.9 million available under its $750 million share repurchase authorization, in each case excluding excise tax.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIPER ENERGY, INC.

Date:	December 12, 2025
		By:	/s/ Teresa L. Dick
		Name:	Teresa L. Dick
		Title:	Chief Financial Officer, Executive Vice President and Assistant Secretary